UNITED STATES
                SECURITIES EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):
                        August 16, 2002

                    INTEGRATED TRAVEL GROUP INC.
                          f/k/a NEMCO, INC.
     (Exact name of registrant as specified in its charter)


     Delaware                                22-3656615
 ---------------                         -------------------
State of Incorporation                   IRS Employer ID No.


Suite 600, 625 N. Michigan Avenue
Chicago, Illinois                               60611
--------------------------------            --------------
Address of Principal Executive Offices        Zip Code

Registrant's Telephone Number     (312) 867-1052

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Item 2.  Acquisition or Disposition of Assets

     On August 16, 2002, the Company acquired 100 shares of Ordinary stock, $1.5 par value being one hundred (100%) percent of the issued and outstanding Ordinary shares, of Independent Aviation Limited, a company incorporated under the laws of England.

     The acquisition was consummated by the execution of an Acquisition Agreement dated August 16, 2002. The shares acquired by the Company represented one hundred (100%) percent of all of Independent Aviation' then currently issued and outstanding common stock. The aggregate purchase price paid by the Company for the General Analysis common shares was 5,675,351 post-reverse split shares of voting common stock of Integrated Travel Group Inc., $0.001 par value. These shares will be issued to the sellers of the Independent Aviation Limited shares subsequent to a 20 for 1 reverse split of the voting common stock by the Company of its voting common stock.

     There was no material relationship between the Company and Independent Aviation prior to the acquisition by the company of the Independent Aviation shares. Subsequent to the acquisition of the Independent Aviation shares, the Company intends to enter the travel industry. Independent Aviation is an airline seat brokerage company with a primary focus on the holiday chartered market. Independent Aviation aim to expand their service offering by creating packaged holidays for European consumers. Prior to the acquisition of the Independent Aviation shares, the Company, Integrated Travel Group, was a developing company seeking to find a merger or business acquisition.


Item 5.   Other Events

     On June 25, 2002 the Company passed a resolution to change its name to Integrated Travel Group Inc. This followed a decision by the Company to diversify into the travel industry and in particular those operating within the airline seat brokerage and holiday self-catered accommodation sectors.


Item 7.   Financial Statements and Exhibits

     At this time, it is impracticable to provide the required financial statements for General Analysis. The Company however expects to file such financial statements as an amendment to this Form as soon as practicable, but not later than sixty (60) days after the report on this Form is to be filed.

     A copy of the Acquisition Agreement between the Company and Independent Aviation Limited, is attached hereto as an exhibit.

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SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Integrated Travel Group, Inc.
(Registrant)

/s/ J. Andrews
President